Consent of Independent Registered Public Accounting Firm

To the Board of Directors
GlassesOff Inc.

Gentlemen:

We hereby consent to the filing as an exhibit to this Registration Statement on Form S-1 of GlassesOff Inc., a Nevada corporation (the “Company”), our report dated March 17, 2014 relating to the consolidated financial statements of the Company as of December 31, 2013 and 2012 and the related statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013 and for the period from February 5, 2007 (inception date) through December 31, 2013.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Respectfully,

/s/ Yarel + Partners
Yarel + Partners,
Certified Public Accountants (Isr.)

Tel Aviv, Israel

July 11, 2014